Exhibit 99.1

CONTACT:
Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President & Treasurer
(203) 661-1926, ext. 6619

Blyth, Inc. To Redeem Outstanding 5.5% Senior Notes Due November 2013
GREENWICH, CT, USA, June 7, 2013: Blyth, Inc. (NYSE: BTH) announced that it will redeem for cash all of its outstanding 5.50% Senior Notes due November 1, 2013 (the “Notes”). The Notes were originally issued in October 2003 pursuant to an Indenture dated as of May 20, 1999, as supplemented by a Second Supplemental Indenture dated as of October 23, 2003. As of May 31, 2013, $71.8 million aggregate principal amount of Notes remained outstanding. On May 10, 2013, the Company completed the sale of $50 million aggregate principal amount of its 6.00% Senior Notes due 2017 and intends to use the proceeds from the sale of those notes, together with available cash, to redeem the outstanding Notes.
The Notes are expected to be redeemed on July 10, 2013 (the “Redemption Date”) at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes that would be due after the Redemption Date (excluding accrued and unpaid interest as of the Redemption Date) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined in the Second Supplemental Indenture referred to above) plus 20 basis points. Holders of the Notes will also be paid accrued and unpaid interest on the Notes up to, but not including, the Redemption Date.
A Notice of Redemption was sent to the registered holder of the Notes by U.S. Bank National Association, the trustee with respect to the Notes. Copies of the Notice of Redemption and additional information relating to the procedures for redemption of the Notes may be obtained from U.S. Bank National Association by calling (800) 934-6802.
Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on the direct selling and direct marketing channels. It designs and markets health and wellness products, candles and accessories for the home through the direct selling channel, utilizing both the network marketing and home party plan methods. The Company also designs and markets household convenience items and personalized gifts through the catalog/Internet channel. Its products are sold direct to the consumer under the ViSalus®, PartyLite® and Two Sisters Gourmet by PartyLite® brands and to consumers in the catalog/Internet channel under the Miles Kimball®, Walter Drake®, Easy Comforts®, As We Change® and Exposures® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.
This press release contains forward-looking statements, including those related to the redemption of the Notes on July 10, 2013. Forward-looking statements are identifiable by words or phrases such as “anticipates,” “intends,” “expects,” “believes” and “will,” and similar words and phrases. Forward-looking statements are subject to a number of factors that could cause actual results and/or the timing of events to differ materially from those set forth in this press release. Additional information about the risk factors to which we are exposed and other factors that may adversely affect these forward-looking statements is contained in our reports and filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013. Investors should not place undue reliance on forward-looking statements as predictions of future results. We undertake no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release except as otherwise required by law.

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